UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under to § 240.14a-12

Midwest Holding Inc.
(Name of Registrant as Specified in Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

MIDWEST HOLDING INC.

Time and Date: Tuesday, June 6, 2023, at 10:00 a.m. Central Time

Physical Meeting: This year’s meeting will be held at the Lincoln Marriott Cornhusker Hotel, 333 South 13th Street, Lincoln, Nebraska, 68508.

Items of Business:

1.	To elect two Directors named in this proxy statement to serve on our Board of Directors until the Annual Meeting of Stockholders to be held in 2026, or until their successors are elected and qualified;

2.	To hold an advisory vote on executive compensation of our named executive officers;

3.	To ratify the appointment of Mazars USA LLP as our independent registered public accounting firm for the year ending December 31, 2023; and

4.	To transact such other business as may properly come before the Annual Meeting or to approve any postponements or adjournment(s) thereof.

Our Board of Directors has fixed the close of business on April 12, 2023, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Shares of Midwest’s Voting Common Stock may be voted at the Annual Meeting only if the holder is present in person or by valid proxy.

We cordially invite you to attend the Annual Meeting. To ensure your representation at the meeting, please vote as soon as possible even if you plan to attend the meeting in person. You may vote by telephone, over the Internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating, and returning the proxy card in the envelope provided. Voting now will not prevent you from voting in person at the meeting if you are a stockholder of record and wish to do so. Your vote is important regardless of the number of shares you own.

Our Board of Directors recommends that you vote FOR (i) the election of the two Director nominees named in this proxy statement to our Board of Directors; (ii) the proposal to approve the advisory vote on executive compensation; and (iii) the ratification of the appointment of Mazars USA LLP as our independent registered public accounting firm for the year ending December 31, 2023.

The proxy statement, shareholder letter and Annual Report on Form 10-K are available at
www.edocumentview.com/MDH

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Georgette Nicholas, Chief Executive Officer

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

We have elected to use the Notice and Access Model of the Securities and Exchange Commission (“SEC”), which allows us to make the proxy materials available on the Internet, as the primary means of furnishing proxy materials to stockholders. On or before April 24, 2023, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our proxy materials on the Internet and voting on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions for requesting a printed set of proxy materials. The proxy statement, shareholder letter and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at www.edocumentview.com/MDH. In accordance with SEC rules, we do not use “cookies” or other software identifying visitors accessing these materials on this website. We encourage you to access and review all of the important information contained in the proxy materials before voting.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we intend that all forward-looking statements that we make will be subject to the safe harbor protections created thereby. In some cases, you can identify forward-looking statements by terminology including “could,” “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue,” the negative of these terms, or other comparable terminology used in connection with any discussion of future operating results or financial performance. These statements are only predictions and reflect our management’s good faith present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements are subject to many risks and uncertainties, including the risk factors that we identify in our SEC filings, and actual results may differ materially from the results discussed in such forward-looking statements. Any forward-looking statements that we make in this proxy statement speak only as of the date of this proxy statement. We undertake no obligation to update any forward-looking statement that we may make to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

MIDWEST HOLDING INC.
2900 South 70th Street, Suite 400
Lincoln, Nebraska 68506

PROXY STATEMENT
FOR 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 6, 2023

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies from the stockholders of Midwest Holding Inc., a Delaware corporation, to be voted at our 2023 annual meeting of Stockholders (the “Annual Meeting”) to held at the Lincoln Marriott Cornhusker Hotel, 333 South 13th Street, Lincoln, Nebraska, 68508. The terms “Midwest,” “Midwest Holding,” the “Company,” “we,” “us,” and “our” refer to Midwest Holding Inc. YOUR PROXY IS SOLICITED BY MIDWEST’S BOARD OF DIRECTORS. If not otherwise specified, all proxies received pursuant to this solicitation will be voted “FOR” the proposals as specified in this proxy statement and, at the discretion of the proxy holder, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof. This proxy statement (including the Notice of Annual Meeting of Stockholders) is first being made available to stockholders beginning on or before April 24, 2023. This proxy statement, including the Notice of 2023 Annual Meeting, proxy card, shareholder letter and Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are collectively referred to herein as the “Meeting Materials.”

Proxy Voting

Stockholders of record on the record date are entitled to vote by proxy before the meeting in the following ways:

By calling 1-800-652-VOTE (8683) (toll free) in the United States or Canada	Online at www.envisionreports.com/MDH	By returning a properly completed, signed and dated proxy card

Notice and Access Model

We are making the Meeting Materials available to stockholders on the Internet under the SEC’s Notice and Access model. On or before April 24, 2023, we will mail to all our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) in lieu of mailing a full printed set of the Meeting Materials. Accordingly, our Meeting Materials are first being made available to our stockholders on the Internet at www.edocumentview.com/MDH, on or before April 24, 2023. The Notice includes instructions for accessing the Meeting Materials and voting by mail, telephone or on the Internet at the foregoing address. You will also find instructions for requesting a full printed set of the Meeting Materials in the Notice.

We believe that the electronic method of delivery under the Notice and Access model will decrease postage and printing expenses, expedite delivery of Meeting Materials to you, and reduce our environmental impact. We encourage you to take advantage of the availability of Meeting Materials on the Internet. If you received the Notice but would like to receive a full printed set of the Meeting Materials in the mail, you may follow the instructions in the Notice for requesting such materials.

Principal Executive Offices

Our principal executive offices are located at 2900 South 70th Street, Suite 400, Lincoln, Nebraska, 68506.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Who can vote at the Annual Meeting?

Stockholders of record of the outstanding shares of voting common stock, $0.001 par value, of Midwest (the “Common Stock”) at the close of business on April 12, 2023 (the “Record Date”) will be entitled to vote at the Annual Meeting or any postponement or adjournment thereof. On the Record Date, there were 3,727,976 shares of Common Stock outstanding and entitled to vote.

Stockholder of Record; Shares Registered in your Name

If on the Record Date your shares were registered directly in your name with Midwest’s transfer agent, Computershare Investor Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote by proxy pursuant to the instructions set forth below to ensure your vote is counted.

Beneficial Owner; Shares Registered in the Name of a Broker or Bank

If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and Meeting Materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting in person. However, because you are not the stockholder of record, you may not vote your shares during the Annual Meeting unless you request and obtain a valid proxy from your brokerage firm, bank or other nominee by contacting such organization that holds your shares to obtain a proxy from them and bring it with you to the Annual Meeting. You will not be able to vote at the Annual Meeting unless you have a proxy from your brokerage firm, bank or other nominee. We urge you to respond to the request for instructions from your brokerage firm, bank or other organization holding your shares and instruct them to vote FOR the proposals to be considered at the Annual Meeting.

How do I vote prior to the meeting?

Stockholders of record may vote before the meeting as follows:

By Telephone: Stockholders may vote by telephone at 1-800-652-VOTE (8683) by following the instructions included with the Notice. You will need the control number included on the Notice in order to vote by telephone.

By Internet: Stockholders may vote over the Internet at www.envisionreports.com/MDH by following the instructions included on the Notice. You will need the control number included on the Notice to obtain your records and to create an electronic voting instruction form.

By Mail: Stockholders may request a printed proxy card from us by following the instructions on the Notice. When you receive the proxy card, mark your selections on the proxy card, date and sign your name exactly as it appears on your proxy card, and mail the proxy card in the enclosed postage-paid envelope provided to you.

If your shares are held in “street name,” you must submit voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this by telephone, over the Internet or by mail. Please refer to information provided by your bank, broker or other nominee on how to submit voting instructions.

The deadline for voting by telephone or electronically before the meeting is 1:00 a.m. Eastern Time, on Tuesday, June 6, 2023. Mailed proxy cards with respect to shares held of record must be received by us no later than 5:00 p.m. Central Time on Monday, June 5, 2023.

What am I voting on?

The Company is presenting three proposals for stockholder vote:

1.       To elect two Directors named in this proxy statement to serve on our Board until the Annual Meeting of Stockholders to be held in 2026 or until their successors are elected and qualified;

2.       To hold an advisory vote on executive compensation of our named executive officers; and

3.       To ratify the appointment of Mazars USA LLP as our independent registered public accounting firm for the year ending December 31, 2023.

How does the Board recommend that I vote on each of the matters?

Our Board recommends that you vote FOR each of the Director nominees in Proposal 1 (election of Directors), FOR Proposal 2 (advisory vote on compensation), and FOR Proposal 3 (ratification of appointment of Mazars USA LLP).

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

What if I vote by proxy but do not make specific choices?

If you voted by proxy without marking any voting selections, then the proxy holders will vote your shares as recommended by the Board on all matters presented in this proxy statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Who is paying for this proxy solicitation?

Midwest will bear the cost of this solicitation, including amounts paid to banks, brokers, and other nominees to reimburse them for their expenses in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of Common Stock. Our Directors, officers and employees, at no additional compensation, may also solicit proxies from stockholders by personal contact, by telephone, or by other means if necessary in order to assure sufficient representation at the Annual Meeting.

What does it mean if I receive more than one set of proxy-related materials?

If you receive more than one set of proxy-related materials, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions with respect to each set of proxy-related materials to ensure that all of your shares are voted.

May I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the Annual Meeting by:

●	Notifying our Acting Corporate Secretary in writing at Midwest Holding Inc., 2900 South 70th Street, Suite 400, Lincoln, Nebraska, 68506 that you are revoking your proxy;

●	Executing and delivering a later-dated proxy card or submitting a later-dated vote by telephone or the Internet; or

●	Attending the meeting in person and voting in person according to established rules of procedure.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request and vote at the meeting. If you hold your shares in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee, or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if a majority of the voting power of the issued and outstanding shares of Common Stock entitled to vote are represented by stockholders present at the Annual Meeting in person or by proxy. On the Record Date, there were 3,727,976 shares of Common Stock outstanding and entitled to vote.

Your shares will be counted towards the quorum if you vote in person, by mail, by telephone or through the Internet (either before or during the Annual Meeting, as described above). Abstentions and shares represented by broker non-votes that are present and entitled to vote are also counted as present for purposes of determining a quorum. If there is no quorum, the chair of the Annual Meeting may adjourn the meeting to another date.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” fails to provide instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” If the beneficial owner does not provide voting instructions, the broker or nominee cannot vote the shares with respect to “non-routine” matters, but can vote the shares with respect to “routine” matters. Typically, when brokers are able to vote the shares, they vote in favor of the matter.

As long as one of the matters is deemed to be a “routine” matter, such as an adjournment proposal, proxies reflecting broker non-votes (if any) will be counted towards the quorum requirement. Proposals 1 and 2 are not considered “routine” matters.

Whether a matter is “routine” or not is generally determined by rules of the New York Stock Exchange (which regulates most banks, brokers and others acting as nominees), and it may make a determination that is different from what we believe to be the case. If that occurs, brokers may be able to vote your shares on matters we do not believe to be routine, or not vote your shares on matters that we believe to be routine. Accordingly, we strongly encourage you to submit your proxy and exercise your right to vote as a stockholder to ensure that your shares are voted in the manner in which you want them to be voted.

How are votes counted and what are the voting requirements to approve each proposal?

Votes will be counted by the inspector of elections appointed for the Annual Meeting, which will separately count “For” and “Against” votes, abstentions and, if any, broker non-votes.

The holders of shares of Common Stock are entitled to one vote per share. Cumulative voting rights for the election of Directors is not allowed.

The voting requirements to approve each proposal is as follows:

Proposals	Board Recommendation	Votes Required	Effect of Abstentions	Effect of Broker Non- Votes
Election of Directors	FOR each nominee	Majority of votes cast	None	None
Advisory Vote to Approve Executive Compensation (“Say on Pay” Vote)	FOR	Majority of votes cast	None	None
Ratification of Independent Registered Public Accounting Firm	FOR	Majority of votes cast	None	None

If an adjournment is necessary, the affirmative vote of a majority of the votes cast is required to approve the adjournment proposal. Abstentions are not considered to be votes cast and will have no effect on the outcome of a vote to adjourn. If you are a stockholder of record and you return your signed and dated proxy card without providing specific voting instructions on the adjournment proposal, or do not specify your vote on the adjournment proposal when voting using the telephone or Internet, your shares will be voted “FOR” the adjournment proposal in accordance with the recommendations of the Board. If you are a stockholder of record and you fail to return your proxy card, or to vote at all in person, using the telephone or the Internet, it will have no effect.

We also believe that the proposal to ratify Mazars USA LLP as our independent registered public accounting firm is a “routine” matter. Therefore, if you are a beneficial owner of shares registered in the name of your broker or other nominee and you fail to provide instructions to your broker or nominee as to how to vote your shares on this proposal, we believe that your broker or nominee will have the discretion to vote your shares on this proposal.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file with the SEC no later than four business days after the conclusion of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K on or before the fourth business day after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

How will voting on any other business be conducted?

We do not expect any matters to be presented for a vote at the Annual Meeting other than the three matters described in this proxy statement. If you grant a proxy, either of the officers named as proxy holders, Georgette Nicholas or Mike Minnich, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the Annual Meeting and at any adjournment or postponement that may take place.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes (commonly known as a “staggered” board), each class to be as nearly equal in number as possible. At each annual meeting of stockholders, members of one of the classes, on a rotating basis, are generally elected for a three-year term. The total authorized number of Directors is currently set at twelve. The following table sets forth, by class, the current members of our Board:

Term Expiring at the 2023 Annual Meeting (Class II Directors)	Terms Expiring at the 2024 Annual Meeting (Class III Directors)	Terms Expiring at the 2025 Annual Meeting (Class I Directors)
Georgette Nicholas (current member and nominee)	Nancy Callahan	John Hompe
Mike Minnich (current member and nominee)	Diane Davis	Yadin Rozov
	Firman Leung	Kevin Sheehan

Board Transition

On September 16, 2022, the Company and Crestline Assurance Holdings LLC, (“Crestline”) executed a Letter of Understanding (the “Letter of Understanding”) relating to that certain Stockholders Agreement (the “Stockholders Agreement”) entered into as of April 24, 2020 with Xenith Holdings LLC (“Xenith”), Vespoint LLC (“Vespoint”), Mike Minnich, A. Michael Salem and Crestline.

Under the Stockholders Agreement, Crestline is entitled to name an individual (the “Crestline Designated Director”) to be elected to the Company’s Board as well as the board of directors of the Company’s primary insurance subsidiary, American Life & Security Corp. (“ALSC”). Douglas Bratton had previously served as the Crestline Designated Director. In addition, under the Stockholders Agreement, for so long as Crestline has the right to name the Crestline Designated Director, Crestline is also permitted to designate an observer (the “Observer”) to attend all meetings of the Company’s Board and ALSC’s Board of Directors as well as their respective committees. Pursuant to the Letter of Understanding, the Company and Crestline agreed that Mr. Bratton would resign from the Boards of Directors of the Company and ALSC and that Crestline would cease designating a person as an Observer. Notwithstanding the foregoing, the parties agreed in the Letter of Understanding that Mr. Bratton’s resignation and Crestline’s decision to no longer appoint an Observer does not constitute a permanent waiver of Crestline’s rights under the Stockholders Agreement to appoint a Crestline Designated Director and an Observer.

Also pursuant to the Letter of Understanding, the Company and Crestline agreed that the Stockholders Agreement will remain in place until the earlier to occur of the date (i) the parties reach written agreement otherwise, (ii) that Crestline is no longer an affiliate of a life insurance entity it recently acquired and (iii) on which Crestline no longer has the right to elect or appoint a member and Observer to the Board of the Company.

Finally, pursuant to the Letter of Understanding, without further written agreement between the Company and Crestline, the Company will not fill the vacancies on the Company’s and ALSC’s respective Board of Directors. See “Certain Relationships and Related Transactions.”

Nominees for Director Whose Term of Office Expires in 2026:

Stockholders are being asked to elect two Directors at the Meeting. The Board is recommending the re-election of Georgette Nicholas and Mike Minnich, both to serve a three-year term expiring at the annual meeting of stockholders in 2026.

Georgette Nicholas. Ms. Nicholas has served as the Company’s Chief Executive Officer and a member of the Board since November 2021, after serving as President and Chief Financial Officer from September to November 2021. Ms. Nicholas has more than 30 years of experience in the global financial services industry including insurance, reinsurance and capital markets. She has a commitment to developing strong culture and leadership in organizations, supporting diversity and inclusion to grow engagement. Ms. Nicholas previously held the position of CEO and Managing Director for Genworth Mortgage Insurance Australia, a publicly listed ASX company in Sydney, Australia from October 2015 until March 2020. She also held various roles with Genworth Financial, Inc. in investor relations, chief financial officer roles in the mortgage insurance business and controllership. Ms. Nicholas also worked in public accounting, including as a firm director with Deloitte. Ms. Nicholas is qualified to serve as a Director on our Board due to her experience serving as a chief executive in our industry and the extensive knowledge of business operations that she has brought to bear in her role as Chief Executive Officer.

Mike Minnich. Mr. Minnich has served as a member of the Board since June 2019. He was named Executive Chair of Midwest in April 2019 and Co-Chief Executive Officer in November 2020. Mr. Minnich was named President and a member of the board of American Life in June 2018. In November 2021, he transitioned from the Co-Chief Executive Officer and Executive Chair of Midwest to its President and Chief Investment Officer. Mr. Minnich has over 25 years of experience in insurance, private investment companies, technology, risk-management, and investing. Mr. Minnich is a Founder and has been Co-Chief Executive of Vespoint Capital LLC since 2018. Since July 2010, he has been managing member of Rendezvous Capital LLC, a New York firm advising insurers on capital and investments. From February 2013 to May 2017, he was Chief Investment Officer of A-Cap, an insurance holding and investment company. Mr. Minnich graduated with a B.S. in Electrical Engineering in 1994 from the Massachusetts Institute of Technology (“MIT) as well as an MBA in 1995 from MIT. Mr. Minnich is qualified to serve as a Director on our Board due to his deep knowledge of our business and his extensive experience in the industry.

The persons named on the proxy card will vote the shares represented by such proxy for the election of the nominees for Director named above unless other instructions are shown on the proxy card. If, at the time of the meeting, a nominee becomes unavailable for any reason, which is not expected, the persons entitled to vote the proxy will vote for such substitute nominee, if any, as they determine in their sole discretion.

Biographical information for each person whose term of office as a Director will continue after the 2023 Annual Meeting, is set forth below under the caption “Information Concerning Executive Officers and Directors”.

Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees; however, the Board knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.

Directors are elected by a majority of the votes cast in respect of the shares present in person or represented by proxy at the Annual Meeting. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of the two Directors. If you sign your proxy card but do not give instructions with respect to the voting of Directors, your shares will be voted “FOR” the election of Georgette Nicholas and Mike Minnich. However, if you hold your shares in street name and do not instruct your broker how to vote in the election of Directors, your shares will constitute a broker non-vote and will not be voted for any of the Director nominees.

In light of the individual skills and qualifications of each of our Director nominees, our Board has concluded that each of our Director nominees should be elected to our Board.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IDENTIFIED IN THIS PROPOSAL 1.

Director Independence

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each Director. Based upon information requested from and provided by each Director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Nancy Callahan, Diane Davis, Firman Leung, John Hompe, Yadin Rozov, and Kevin Sheehan do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of these Directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the requirements of the Nasdaq Listing Rules. In making this determination, our Board considered the current and prior relationships that each non-employee Director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee Director. These six independent Directors constitute a majority of the Board.

Board Meetings and Committees

The Board meets generally on the dates of regularly scheduled Board meetings and at such other times as may be necessary. Our Board held eight meetings in 2022. Each Director attended 100% of the total number of Board meetings held while such person was a Director. Each Director also attended 100% of all of the meetings held by all committees of the Board for which he or she served (during the periods that such person served). The Board acts from time to time by unanimous written consent in lieu of holding a meeting.

If the Board includes outside directors who are not independent, our non-management Directors (including both independent and non-independent Directors) will hold regularly scheduled executive sessions in which those Directors meet without management participation, as do the independent Directors. Generally, the Independent Board Chair presides over these sessions; John Hompe is our Independent Board Chair.

We typically schedule a Board meeting in conjunction with our annual meeting of stockholders. Although we do not have a formal policy on the matter, we expect our Directors to attend each annual meeting, absent a valid reason, such as illness or an unavoidable schedule conflict. Last year, all of the individuals then serving as Directors participated in our 2022 annual meeting of stockholders, with all but two onsite as Sachin Goel and Yadin Rozov were participating remotely.

There are three standing committees appointed by the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee has the power to employ the services of outside consultants and to have discussions and interviews with personnel of the Company and others. The principal functions of the committees are summarized as follows:

Audit Committee

The primary purposes of our Audit Committee are to:

•	review and provide oversight regarding the integrity of our financial statements and discuss the audited and interim financial statements with our independent registered public accounting firm and management;

•	assess the qualifications and independence of our independent registered public accounting firm, as required by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”);

•	oversee our disclosure controls and procedures, including internal control over our financial reporting, and review and discuss our management’s periodic review of the effectiveness of our internal controls over financial reporting;

•	appoint and be responsible for the compensation, retention (including termination) and oversight of our independent registered public accounting firm, with our independent registered public accounting firm reporting directly to the Audit Committee, as required by the applicable requirements of the PCAOB; and

•	prepare the Audit Committee report required to be included in our annual proxy statement.

Our Audit Committee consists of Diane Davis, John Hompe, Firman Leung, and Yadin Rozov. Our Board has determined that all members are independent under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. The chair of our Audit Committee is Diane Davis, and our Board has determined that she is an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. The Board has also determined that each member of our Audit Committee is able to read and understand fundamental financial statements, in accordance with applicable requirements. In arriving at these determinations, the Board has examined each Audit Committee member’s scope of experience and the nature of his or her employment in the corporate finance and investment sector. The Audit Committee held six meetings during 2022. The Audit Committee is governed by a charter that complies with the rules of Nasdaq and is available on our website at www.midwestholding.com. The inclusion of our website address here and elsewhere in this proxy statement does not incorporate by reference the information on our website into this proxy statement.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and our independent registered public accounting firm. The Company’s independent registered public accounting firm is engaged to audit and report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States.

In this context, the Audit Committee (i) reviewed and discussed with management and the Company’s independent registered public accounting firm the audited financial statements for the year ended December 31, 2022 (the “Audited Financial Statements”), (ii) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and SEC, (iii) received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and (iv) discussed with the Company’s independent registered public accounting firm its independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

The Audit Committee

Diane Davis, Chair

John Hompe

Firman Leung

Yadin Rozov

Compensation Committee

The Compensation Committee of our Board approves the compensation objectives for the Company, the compensation of our chief executive officer and approves, or recommends to our Board for approval, the compensation for other executives. The Compensation Committee reviews all compensation components, including base salary, bonus, benefits, and other perquisites. Also see the discussion below under the heading “Executive Compensation.”

Our Compensation Committee consists of Firman Leung (Chair), Nancy Callahan, John Hompe, and Kevin Sheehan. Our Board has determined that all of its members are independent under the Nasdaq Listing Rules. The Compensation Committee held six meetings during 2022. The Compensation Committee is governed by a charter that complies with the rules of Nasdaq and is available on our website at www.midwestholding.com. The inclusion of our website address here and elsewhere in this proxy statement does not incorporate by reference the information on our website into this proxy statement.

Nominating and Corporate Governance Committee

The primary purposes of our Nominating and Corporate Governance Committee are to assist the Board in:

•	identifying, screening and reviewing individuals qualified to serve as Directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;

•	developing and recommending to the Board and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the Board, its committees, individual Directors and management in the governance of Midwest; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Our Nominating and Corporate Governance Committee consists of Nancy Callahan (Chair), Diane Davis, John Hompe, and Yadin Rozov. Our Board has determined that all of its members are independent under Nasdaq Listing Rules. The Nominating and Corporate Governance Committee held four meetings during 2022. The Nominating and Corporate Governance Committee is governed by a charter that complies with the rules of Nasdaq and is available on our website at www.midwestholding.com. The inclusion of our website address here and elsewhere in this proxy statement does not incorporate by reference the information on our website into this proxy statement.

The Board will also consider Director candidates recommended for nomination by our stockholders during such times as it is seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Stockholders desiring to nominate a Director for election to our Board should follow the procedures set forth in our bylaws. Pursuant to its charter, the Nominating and Corporate Governance Committee has adopted a formal process for identifying and selecting potential Directors in line with the Board membership criteria included as an exhibit to the charter. The Nominating and Corporate Governance Committee considers, among other things, the following qualifications for Board service:

•	Experience at a strategic or policymaking level;

•	Diversity in all forms, including gender, race, age, ethnic, geographic, cultural, and professional backgrounds;

•	Highly accomplished in his or her respective field;

•	Sufficient time and availability to devote to the affairs of the Company;

•	Skills that are complementary to those of other Directors; and

•	An understanding of the fiduciary responsibilities required of a Director.

Board’s Leadership Structure

Under our Corporate Governance Guidelines, the Board selects an Independent Board Chair, and that person is responsible for, among other things, overseeing the Board, coordinating the activities of the non-management Directors (including both independent and non-independent Directors, as the case may be) and acting as the liaison with the Company’s senior executive officers. John Hompe currently serves as the Independent Board Chair. We believe that shareholders are better served when the Board is led by an independent chair who, in our opinion, is better able to oversee the executives of the Company and set a pro-shareholder agenda without the management conflicts that may exist when a Chief Executive Officer (or “CEO”) or other executive serves as chairman.

Board’s Role in Risk Oversight

Our Board has an active role in overseeing the management of our risks. The Board is responsible for the general oversight of risks and regular review of information regarding our risks, including liquidity risks and operational risks. This oversight responsibility of the Board is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks. This reporting is designed to focus on areas that include strategic, operational, financial and reporting, compensation, compliance, and other risks. For example, the Board regularly receives reports from management regarding the investments and securities held by our insurance subsidiaries, as well as other reports regarding their insurance business.

Our Board, in coordination with the Compensation Committee, is also responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting. Although the Audit Committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through discussions with

Audit Committee members about such risks. Our Board believes its administration of its risk oversight function has not negatively affected our Board’s leadership structure.

Board Diversity Matrix

The Board views its diversity as an important strength and a driver of the Company’s success. The following matrix illustrates the diversity of the Board as of the date of this proxy statement, based on the Directors’ self-identification under the categories prescribed in the Nasdaq rules for listed companies.

Total Number of Directors	8
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or American Indian	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Stockholder Nominations for the Board and Stockholder Proposals

Stockholders may submit Director candidates for consideration by the Nominating and Corporate Governance Committee or may seek to include a candidate or proposal in the Company’s proxy statement for an annual meeting by complying with the procedures set forth under “Stockholder Proposals” on page 38 of this proxy statement.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all directors, officers, and other employees (“Covered Persons”) of Midwest and its subsidiaries. The Code provides general statements of our expectations regarding ethical standards governing Covered Persons while acting on our behalf. It also addresses matters such as conflicts of interest, related person transactions, corporate opportunities, and confidentiality. Midwest’s Board is responsible for overseeing the Code and granting any waivers.

The Code is publicly available on our website at: https://ir.midwestholding.com/governance/governance-documents/default.aspx. The information contained on, or accessible from, our website is not part of this Proxy Statement by reference or otherwise.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Directors, officers and persons who beneficially own more than 10% of our Common Stock to file certain reports of beneficial ownership with the SEC. These reports show the Directors’, officers’ and greater than 10% stockholders' ownership and the changes in ownership of our common stock and other equity securities. SEC regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the person or entity filing the report. To the Company’s knowledge and based solely upon review of such reports, the Company believes that all Section 16(a) filing requirements were met during the fiscal year ended December 31, 2022, except that Knott Partners L.P. and David Knott each filed a late Form 4 with respect to transactions on August 9 and 11, 2022, due to an administrative error.

Information Concerning Executive Officers and Directors

The following table sets forth, as of April 20, 2023, certain information regarding our executive officers and current Directors.

Name	Age	Position	Director/Executive Officer Since
Georgette Nicholas	58	Chief Executive Officer, Director	2021

Mike Minnich	51	President, Chief Investment Officer, Director	2019

Dan Maloney	58	Executive Vice President of Finance & Accounting,	2022
		Principal Accounting Officer, and Treasurer

Elliot Sperber	48	Deputy Chief Investment Officer, 1505 Capital LLC	2022

Eoin Elliffe	46	Chief Risk Officer	2022

Thomas Bumbolow	47	Managing Director of Business Development	2022

John Hompe	62	Director and Independent Board Chair	2015

Firman Leung	65	Director	2016

Nancy Callahan	62	Director	2021

Diane Davis	55	Director	2021

Yadin Rozov	45	Director	2022

Kevin Sheehan	39	Director	2022

Set forth below is certain information regarding each of our executive officers and current Directors, other than for Ms. Nicholas and Mr. Minnich, whose biographical information is presented under “Proposal 1: Election of Directors—Nominees for Director Whose Term of Office Expires in 2026.”

Dan Maloney. Mr. Maloney has served as the Company’s Executive Vice President of Accounting and Finance since May 2022 and the Principal Accounting Officer and Treasurer since July 2022. Mr. Maloney has more than 30 years of experience in the financial services industry, including life and annuity insurance. Immediately prior to joining the Company, Mr. Maloney was Head of Accounting at Players Health, Inc., an organization providing safety and insurance services and products to athletes, beginning in February 2022. From August 2021 through February 2022, he was Controller for AM Re Syndicate, Inc., a reinsurance provider for cyber, marine, transportation, and general liability programs. From October 2015 to August 2021, he was Vice President, Controller for American Fidelity Assurance Company, a company providing supplemental health insurance benefits and financial services. Mr. Maloney is a Certified Public Accountant and earned a B.S. in Business (Major in Accounting) from Eastern Illinois University and an MBA from the University of Illinois.

Elliot Sperber. Mr. Sperber serves as the Company’s Deputy Chief Investment Officer and Head of Structured Products with Midwest’s affiliated asset manager 1505 Capital LLC (“1505”), having joined 1505 in February 2020. Mr. Sperber has 20 years of experience in structured products and commercial real estate. Prior to 1505, he was a Portfolio Manager at Tricadia Capital from November 2010 until February 2019 where he focused on CMBS, REITs, CRE debt, and other forms of structured products. He previously held investment analyst roles as a Vice President at Brookfield Asset Management and Morgan Stanley. Mr. Sperber earned a B.S. in Mechanical Engineering from the University of Michigan and an MBA from Columbia Business School.

Eoin Elliffe. Mr. Elliffe has served as the Company’s Chief Risk Officer since July 2022. Mr. Elliffe brings over 18 years of experience in quantitative analysis, asset and liability modeling, and derivatives to the Company. Prior to joining Midwest, he had been Head of Investment Risk at Selective Insurance starting in August 2021 and was Head of ALM and Hedging for Transamerica’s more than 20 insurance companies from May 2015 until January 2020. Mr. Elliffe has also served as Director of Trading and Analytics (Alternative Investments Arm) with the Man Group PLC, a United Kingdom-based hedge fund, and Senior Quantitative Analyst with the Royal Bank of Canada. Mr. Elliffe holds a Ph.D. in Astrophysics from the University of Glasgow and an MBA from the University of Pennsylvania’s Wharton School with a concentration in Finance and Management.

Thomas Bumbolow. Mr. Bumbolow serves as the Company’s Managing Director of Business Development, having joined the Company in January 2021. Prior to Midwest, he co-founded protoCapital, a merchant bank and private finance business that operated from June 2017 through April 2020 as a division of broker / dealer AK Capital. While there, he invested, raised capital, and consulted with various emerging asset classes. He has also been an active board member and audit committee member of the Saba Income & Opportunities Fund (NYSE: BRW) since 2020. Previously, Mr. Bumbolow spent 20 years at JPMorgan Chase where he held various roles in fixed-income sales and trading, generating over $1 billion in net revenue. He was a leader in building a premier credit platform on Wall Street and an industry veteran of the derivatives market. He earned a B.A. in Economics from Boston College.

John Hompe. Mr. Hompe has served as a member of our Board since 2015 and as chair of the boards of directors for Midwest and American Life since 2021. He is a member of Midwest’s Compensation and Nominating and Corporate Governance Committees, as well as the Audit Committees for both Midwest and American Life. Mr. Hompe was the Managing Partner and co-founder of J.P. Charter Oak Advisors LLC, a private investment firm focused on the financial services industry, from 2012 to 2019. Mr. Hompe has worked in the financial services sector for more than 35 years and he has held numerous board positions with insurance companies during his career. From 2003 through 2012, Mr. Hompe worked in investment banking and asset management (KBW Asset Management from 2011 through 2012 as a Managing Director and Keefe Bruyette & Woods, Inc. from 2003 to 2011 as Co-Head of Insurance and Asset Management Investment Banking). He served as an observer on the board of directors of International Planning Group, Ltd., an international life insurance broker, and Preparis Inc., a provider of business continuity services. From 2010 to 2012, he was an independent director of Island Capital, a Bermuda investment company. He was also a director and member of the executive committee of Island

Capital’s predecessor company, EIC Corporation Ltd., a Bermuda-domiciled insurance holding company, and Exporters Insurance Company, a New York-based trade credit insurer from 2005 to 2010. Mr. Hompe received a B.A. in Politics (cum laude) from Princeton in 1983, with distinction in American Studies. Mr. Hompe is qualified to serve as a Director on our Board due to his deep knowledge of our business and his extensive business and finance experience at various companies in the insurance industry.

Firman Leung. Mr. Leung has served as a member of our Board since 2016, leading Midwest’s Compensation Committee as Chair since 2022, and he has also been a member of the Audit Committees for both Midwest and American Life since 2016. Mr. Leung has over 30 years of experience in the financial services industry as an investment and capital markets banker in New York, London and Hong Kong. Since July 2021, he has served as Managing Director, Investment Banking at Weild & Co., an investment banking firm. Since January 2016, he has also been the Managing Principal of Columbus Circle Capital, LLC, an investment advisory firm, and from January 2016 through November 2020 he was Executive Managing Director of Investment Banking and Capital Markets at American Capital Partners, LLC, an investment firm. From 2012 to 2015, he served as Managing Director, Investment Banking and Capital Markets at RCS Capital Corporation. From 2002 to 2012, he was Managing Director, Capital Raising, at Sandler O’ Neill & Partners, L.P. Mr. Leung received his B.S. in Economics from The Wharton School at University of Pennsylvania and his MBA degree from The Amos Tuck School at Dartmouth College. Mr. Leung is qualified to serve as a Director on our Board due to his wide-ranging experience in our industry and his extensive investment banking knowledge.

Nancy Callahan. Ms. Callahan has served as a member of our Board and Chair of our Nominating and Corporate Governance Committee since 2021. She is also a member of Midwest’s Compensation Committee. Ms. Callahan has over 25 years of experience acting as a versatile business leader, delivering market differentiation through profit and loss oversight, general management, strategy, corporate governance, product development, and business development. She is currently Global Vice President for Customer Success at SAP, having worked in strategy, executive leadership, and product management positions at SAP and SAP Concur since 2010. From 2001 to 2009, Ms. Callahan worked at American International Group (“AIG”), serving in many capacities including VP of Commercial Insurance with the Financial Institutions Division, VP of the Professional Liability Division, and VP of Business Development in the AIG Identity Theft & Fraud Division. Prior to that, she was President of Reuters Futures Services, Inc., a business unit of Reuters Group which is now part of Thomson Reuters. Ms. Callahan received her B.S. in Systems Engineering from the School of Engineering and Applied Sciences at the University of Virginia and her MBA in Finance from the University of Virginia’s Darden School of Business. Additionally, she is NACD Directorship Certified® and is a Certified Information Privacy Professional through IAPP. Ms. Callahan is qualified to serve as a Director on our Board due to her extensive experience in the insurance and technology industries, holding key executive roles, and her knowledge of risk management.

Diane Davis. Ms. Davis has served as a member of our Board since 2021. She has also served as the Chair of the Audit Committees of both Midwest and American Life since 2021 and is a member of Midwest’s Nominating and Corporate Governance Committee. Ms. Davis has nearly 20 years of experience in executive positions in data governance, risk management and finance. Since March 2020, she has served as a board member with First Financial Northwest Bank. Additionally, since 2014, Ms. Davis has also served as a board member of the Habitat for Humanity for Seattle-King County. In this capacity, she serves as the Secretary and Governance Committee Chair. From 2016 to 2019, Ms. Davis served as President and CEO of Farmers New World Life Insurance Company. From 2013 to 2016, she served as Chief Risk Officer of Zurich Insurance Company’s Global Life North America region. From 2010 to 2013, Ms. Davis served as Chief Risk Officer of Farmers New World Life Insurance Company. From 2003 to 2010, she served in various senior executive roles at Kemper Investors Life Insurance Company. Prior to that, she gained experience through actuarial, marketing, distribution and strategic finance positions. Ms. Davis received her B.S. in Actuarial Science from the University of Illinois at Urbana-Champaign and her MBA from the University of Washington. She is a Fellow of the Society of

Actuaries. Ms. Davis is qualified to serve as a Director on our Board due to her wide-ranging experience in global financial services, both as an executive and a board member.

Yadin Rozov. Mr. Rozov has served as a member of our Board since 2022. He is a member of Midwest’s Nominating and Corporate Governance Committee, as well as the Audit Committees for both Midwest and American Life. Mr. Rozov is the founder and Managing Partner of Terrace Edge Ventures LLC, a financial advisory firm providing consulting services to public and private companies as well as institutional investors. He has substantial experience in the financial services industry, with over twenty years of exposure to capital markets, corporate finance, investment banking and investment management. Prior to founding Terrace Edge Ventures in January 2022, Mr. Rozov was a Partner of GoldenTree Asset Management LLC, a leading global credit asset management firm, from August 2019 to December 2021, where he was responsible for investments in structured products and in the debt and equity securities of both private and public companies across a variety of industries. From December 2019 through December 2021, he served as the CEO and President of Syncora Guarantee Inc. and CEO of Financial Guaranty UK Limited, which are stand-alone specialty insurance companies owned by GoldenTree; American Life also has a financial interest in Financial Guaranty. Prior to GoldenTree and Financial Guaranty, from May 2009 through August 2019, Mr. Rozov was a Partner and Managing Director at Moelis and Company where he headed the Financial Institution Advisory group and was on the Management Committee of Moelis Asset Management. While at Moelis, he co-founded College Avenue Student Loans LLC and served on its board. He also co-founded Chamonix Asset Management, a joint-venture credit asset management firm between Natixis and Moelis Asset Management. Prior to joining Moelis, Mr. Rozov was a Managing Director at UBS, where he was the Head of the Americas for the Repositioning Group. Mr. Rozov received an M.Sc. in Data Science from Columbia University and a B.A./B.Sc. in Physics and Materials Engineering from Rutgers University. Mr. Rozov is qualified to serve as a Director on our Board due to his extensive experience in the financial services industry, both as an executive and a founder.

Kevin Sheehan. Mr. Sheehan has served as a member of our Board since 2022. He is a member of Midwest’s Compensation Committee. Mr. Sheehan has served as the co-founder and Managing Director of Mellon Stud Ventures, LLC, an investment firm, since December 2016. Additionally, he has also served as President and a board member for Paradise Cruise Line Ultimate Holdings, LLC, dba Margaritaville at Sea, since December 2016, and was promoted to Chief Executive Officer in August 2022. Previously, Mr. Sheehan held positions at A&M Capital Opportunities from April 2015 to December 2016. Prior to that, he held positions at Berggruen Holdings from 2009 to 2015, including a director role for Karstadt Holdings Gmbh, Germany’s largest department store chain. Mr. Sheehan has also held various positions at Bear Stearns and Merrill Lynch. He currently serves on the boards of Margaritaville at Sea and USA Wheels Global, LLC. Mr. Sheehan is a graduate of Dartmouth College. Mr. Sheehan is qualified to serve as a Director on our Board due to his deep knowledge of the financial services industry and his experience in board service.

Family Relationships and Other Arrangements

There are no family relationships among our Directors and executive officers.

Executive Compensation

Introduction and Overview

The Compensation Committee of the Board is responsible for determining the types and amounts of compensation we pay to our executives. The Compensation Committee operates under a written charter that may be viewed on our website at https://ir.midwestholding.com/governance/governance-documents/default.aspx. The Board has determined that each member of the Compensation Committee meets the Nasdaq independence requirements. The Board determines, in its business judgment, whether a particular Director satisfies the requirements for membership on the Compensation Committee set forth in the Compensation Committee’s charter. None of the members of the Compensation Committee are current or former employees of Midwest Holding or any of its subsidiaries.

The Compensation Committee is responsible for formulating and administering our overall compensation principles and plans. This includes establishing the compensation paid to our CEO, meeting and consulting with our CEO to establish the compensation paid to our other executive officers, counseling our CEO as to different compensation approaches, administering our stock equity plans, monitoring adherence to our compensation philosophy and conducting annual and interim (as appropriate) reviews of our compensation programs and our philosophy regarding executive compensation.

The Compensation Committee periodically meets in executive session without members of management or management Directors present and reports to the Board on its actions and recommendations. The Compensation Committee, from time to time, also engages compensation consultants and other experts to provide data and guidance on appropriate compensation practices, industry standards, peer selection and other items relevant to the responsibilities and deliberations of the Compensation Committee.

Compensation Philosophy and Objectives

Our compensation philosophy is to provide an executive compensation program that:

•	rewards the performance and skills necessary to advance our objectives and further the interests of our shareholders;

•	is fair, reasonable and appropriately applied to each executive officer;

•	is competitive with compensation programs offered by our competitors and industry peers; and

•	serves as an adequate retention tool in a competitive market with a finite number of experienced and qualified executives.

The overall objectives of our compensation philosophy are to:

•	provide a competitive level of current annual income that attracts and retains qualified executives at a reasonable cost to us;

•	retain and motivate executives to accomplish our company goals and uphold and model our company ethics, values and other standards;

•	provide long-term incentive compensation opportunities at levels appropriate for the respective responsibilities and performance of each executive;

•	align compensation and benefits with our business strategies, goals and other values and standards;

•	encourage the application of a decision-making process that takes into account both short-term and long-term risks and the oftentimes volatile nature of our industry; and

•	align the financial interests of our executives with those of our shareholders through the grant of equity-based awards, consider the impact of equity-based awards on shareholders and, where appropriate, consider alternatives to equity-based awards to avoid unnecessary shareholder dilution.

Our Compensation Committee supports these objectives by emphasizing compensation arrangements that we believe are reasonable, will attract and retain qualified executives and will reward them for their efforts to further our long-term growth and success. At the same time, we remain cognizant of and aim to balance our executive compensation arrangements with the interests and concerns of our shareholders.

Elements of Our Compensation Program

Element	Characteristics	Primary Objective
Base Salary	Cash	Attract and retain highly talented individuals
Short-Term Incentives	Cash-based performance awards	Reward for corporate and individual performance
Long-Term Incentives	Stock option awards which vest over several years	Align the interests of our employees and shareholders by providing employees with an incentive to perform technically and financially in a manner that promotes share price appreciation
Other Benefits	401(k) matching plans and employee health benefit plans	Provide benefits that promote employee health and support employees in attaining financial security

We do not presently and have not in the past used any of the following types of executive compensation:

•	defined benefit pension plans;

•	employee stock purchase/ownership plans; or

•	supplemental executive retirement plans/benefits.

Short-Term Incentive Program for 2022

In early 2022, the Compensation Committee established a set of performance metrics and target goals pertaining to the CEO’s bonus during the 2022 performance period, which goals were based on key quantitative and qualitative factors expected to impact the growth of the Company. Those metrics are return on equity; revenue growth; margin; state expansion; ESG; diversity, equity and inclusion; risk management; compliance; leadership; and innovation. The Company has also established a range of outcomes from low to high with associated weights to be used to determine the final bonus payout. For each metric, the base case is tied to pay out at the target bonus amount, low case performance equates to ½ of the target bonus, and high case performance equates to 2x the target bonus. Each metric receives a score based on actual performance and those scores are aggregated to determine the final bonus achievement level, as a percentage of the target bonus (up to a maximum of 2x the target bonus amount if performance on all metrics were to be achieved at the high case performance level.

The CEO’s target annual bonus opportunity is currently set at 75% of her Base Salary and based on the Company’s performance outcomes against the quantitative goals and the CEO’s individual performance against the qualitative goals, the CEO could earn a potential bonus equal to 0 – 2 x the target bonus, which equals between 0% and 150% of Base Salary. However, in connection with the amendment and restatement of the CEO’s employment agreement, Ms. Nicholas was guaranteed a minimum bonus of $250,000 for 2022. This minimum bonus was established due to a leadership change at the Company and deemed appropriate under the circumstances.

In March 2023, the Compensation Committee evaluated the 2022 performance results and, based on Company and individual performance, determined that the bonus percentage earned equaled 190% of target or approximately 140% of the CEO’s Base Salary. In awarding this bonus, the Compensation Committee determined that the CEO had achieved the high case on all quantitative measures (with a total weighted average of 60%) and collectively generally exceeded expectations on qualitative measures (with a total weighted average of 40%).

Assistance Provided to the Committee

The Compensation Committee annually reviews and approves, or recommends for approval by a majority of the independent directors of the Board, compensation for its executive officers (including the Company’s CEO and its President), including salary, bonus and incentive compensation levels; deferred compensation; executive perquisites; equity compensation (including awards to induce employment); severance arrangements; change-in-control benefits and other forms of executive officer compensation. Our CEO annually reviews the performance of each of our executive officers (other than the CEO, whose performance is reviewed by the Compensation Committee) and presents recommendations to the Compensation Committee with respect to salary and cash bonus percentage adjustments as well as equity-based incentives for our executives (other than the CEO whose salary, cash bonus percentage adjustments and stock option grants and other long-term incentives are determined solely by the Compensation Committee).  The Compensation Committee may exercise its discretion in modifying any recommendations made by our Chief Executive Officer.

The Compensation Committee also seeks the input and insight of our CEO concerning specific factors that she believes to be appropriate for the Compensation Committee’s consideration and of which the Compensation Committee may not be aware, such as extraordinary efforts or accomplishments on the part of our executive officers.

Since 2020, our Compensation Committee has engaged an independent compensation consultant, Meridian Compensation Partners (the “Compensation Consultant”), to obtain objective, expert advice and assist with compensation matters concerning our CEO and Directors. Our Compensation Consultant has advised the Compensation Committee on a variety of compensation-related issues through and including 2022 to date, including:

•	competitive pay analysis on executive compensation;

•	pay levels of the CEO;

•	our executive compensation program design, including short-term incentive plan design, long-term incentive plan design and pay mix;

•	Board compensation; and

•	analysis and recommendations concerning peer group companies.

In the course of conducting its activities, our Compensation Consultant communicated with the

Compensation Committee and presented its findings and recommendations for discussion. Through and including 2022 to date, our Compensation Consultant also met with our CEO to review its compensation report.

Since its engagement, our Compensation Consultant did not provide any services to the Company, or receive any payments from the Company, other than in its capacity as a consultant to the Compensation Committee. The Compensation Committee has assessed whether the services provided by our Compensation Consultant raised any conflicts of interest pursuant to the SEC rules and has concluded that no such conflicts of interest existed since its engagement and through 2023 to date.

The following table sets forth the compensation paid or accrued in the years indicated by Midwest to its (i) principal executive officer in 2022; (ii) two most highly compensated executive officers serving as of December 31, 2022, other than the principal executive officer; and (iii), on a voluntary basis two additional executive officers of the Company (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus		Option Awards		All Other Compensation		Total
Georgette Nicholas, Chief Executive Officer, Director (1)	2022	$320,833		$500,000	(3)	$-		$35,700	(6)	$856,533
	2021	94,423	(7)	100,000	(7)	217,150	(5)(8)	1,000		435,511

Mike Minnich, President, Chief Investment Officer, Director (2)	2022	$300,000		$225,000	(3)	$-		$35,250	(6)	$560,250
	2021	300,000		240,000	(7)	-		11,000		551,000

Elliot Sperber, Deputy Chief Investment Officer, 1505 Capital LLC	2022	$300,000		$200,000	(3)	$263,345	(5)	$35,250	(6)	$798,585
	2021	250,000		150,000		-		35,250		435,250

Eoin Elliffe, Chief Risk Officer	2022	$122,097		$180,000	(3)	$238,600	(5)	$9,840	(6)	$550,537
	2021	-		-		-		-		-

Thomas Bumbolow, Managing Director of Business Development	2022	$280,000		$225,000	(4)	$223,400	(5)	$28,750	(6)	$757,150
	2021	187,189		150,000		419,400	(5)	3,495		760,084

1)	Ms. Nicholas was appointed as our Chief Executive Officer on November 19, 2021. From September 8, 2021 through November 18, 2021, Ms. Nicholas served as our President and Chief Financial Officer.

2)	Mr. Minnich was appointed as our President and Chief Investment Officer on November 22, 2021. Prior to this date, he served as our Co-CEO.

3)	For Ms. Nicholas, the amount represents the 2022 annual cash bonus paid in March 2023 following approval by the Board, including the portion of the bonus that was considered a guaranteed minimum payment for 2022 and the portion earned based on achievement of company and individual performance metrics, as further described in the section labeled “Short-Term Incentive Program for 2022.” For Mr. Minnich, Mr. Sperber, and Mr. Elliffe, the amount represents the bonus in respect of 2022 performance, paid in March 2023.

4)	Represents a payment of $75,000 paid in 2022, with the balance of the bonus (with respect to 2022 performance) paid in March 2023.

5)	Amounts represent the number of options granted multiplied by the fair value of the options on the grant date, computed in accordance with FASB ASC Topic 718, as discussed in Note 12 to our Consolidated Financial Statements included in the Company’s 2022 Annual Report on Form 10-K. Additional material terms of each grant are set forth in the section labeled “Outstanding Equity Awards at Fiscal Year End” below.

6)	Amounts represent contributions to each named executive officer’s 401(k) account and reimbursement for health insurance premiums.

7)	Salary and bonus amounts reported in the Company’s 2022 Proxy Statement were based on budgeted amounts available at the time of publication. Amounts currently presented represent amounts actually paid to Ms. Nicholas and Mr. Minnich.

8)	Option awards reported in the Company’s 2022 Proxy Statement were the quantity of options granted to Ms. Nicholas. Amounts currently presented represent the dollar value of options granted, valued as noted in footnote 5 above.

We sponsor a 401(k) plan for all eligible employees. The 401(k) plan was amended in December 2020 to allow for us to contribute 3% of each participant’s salary to the employee’s 401(k) and match up to 4% of the employee contributions up to the maximum allowed by law.

Outstanding Equity Awards at 2022 Fiscal Year End

The following table sets forth outstanding options held by our named executive officers as of December 31, 2022.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option exercise price ($)/share	Option expiration date
Georgette Nicholas	4,285 6,142	25,715 (1) (6) 36,858 (1) (6)	$16.37 41.25	12/22/2031 10/13/2031
Mike Minnich	29,900	44,851 (2) (6)	$41.25	11/16/2030
Elliot Sperber	1,350 - - -	1,350 (3) (6) 10,000 (6) 5,000 (6) 20,000 (6)	$25.00 41.25 21.13 12.03	7/31/2030 11/16/2030 3/15/2032 8/10/2032
Eoin Elliffe	-	20,000 (4) (6)	$11.83	7/11/2032
Thomas Bumbolow	- - -	12,000 (5) (6) 5,000 (6) 15,000 (6)	$55.02 21.13 12.03	1/28/2031 3/15/2032 10/10/2032

1)	Of the options granted to Ms. Nicholas, (i) 43,000 vest in equal installments 60 days after each of the first seven anniversaries of the date of grant (September 8, 2021), and (ii) 30,000 will vest in seven equal installments on each anniversary of the date of grant (December 22, 2021).

2)	The options granted to Mr. Minnich vest in equal installments 60 days after each of the first five anniversaries of the date of grant (November 16, 2020).

3)	1,350 of the options granted to Mr. Sperber will vest on July 31, 2024. 10,000 options will vest in equal installments on the third and fourth anniversaries of the date of grant (November 16, 2020). 5,000 options and 20,000 options will vest in equal installments on the second and fourth anniversaries of the respective dates of grant (March 15, 2022 and August 10, 2022).

4)	The options granted to Mr. Elliffe vest in equal installments on the second and fourth anniversaries of the date of grant (July 26, 2022).

5)	12,000 of the options granted to Mr. Bumbolow vest in equal installments 18 days after the third and fourth anniversaries of the date of grant (January 28, 2021). 5,000 and 15,000 options will vest in equal installments on the second and fourth anniversaries of the respective dates of grant (March 15, 2022 and October 10, 2022).

6)	All options are subject to accelerated vesting under certain circumstances, as well as to the terms of either the Midwest Holding Inc. 2019 or 2020 Long-Term Incentive Plan and related stock option agreements, and each executive's continuous employment with the Company through the applicable vesting dates.

Long-Term Incentive Plans

We have adopted two equity incentive plans, the Midwest Holding Inc. 2019 Long-Term Incentive Plan (the “2019 Plan”) and the 2020 Long-Term Incentive Plan (the “2020 Plan” and, together with the 2019 Plan, the “Plans”). The 2019 Plan was approved by our shareholders at our annual meeting of stockholders in June 2019. The 2020 Plan was approved by the shareholders at our annual meeting of stockholders in June 2021, and an amendment to the 2020 Plan was approved by the stockholders at our annual meeting of stockholders in June 2022.

The terms of the Plans are essentially the same except the 2019 Plan provides that a maximum of 102,000 shares of our voting common stock may be issued in conjunction with awards granted under the 2019 Plan while the 2020 Plan (as amended) provides that a maximum of 500,000 shares of our common stock may be issued in conjunction with awards granted under the 2020 Plan. In addition, the 2019 Plan will expire on March 26, 2029, while the 2020 Plan expires on November 16, 2030. However, the terms and conditions of the Plans will continue to apply after the relevant expiration dates to all 2019 and 2020 Plan awards granted prior to the relevant expiration date until they are no longer outstanding pursuant to the terms of such awards.

The purposes of the Plans are to create incentives designed to motivate participants to exert maximum effort toward our success and growth and to enable us to attract and retain experienced individuals who, by their position, ability and diligence are able to make important contributions to our success, and thereby to enhance shareholder value.

Under the Plans, we may grant stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance units, performance bonuses, stock awards, and other incentive awards to our employees or those of our subsidiaries or affiliates. We may also grant nonqualified stock options, performance units, stock appreciation rights, restricted stock awards, restricted stock units, stock awards, and other incentive awards to any persons rendering consulting or advisory services and non-employee Directors.

Executive Employment-Related Agreements

Georgette Nicholas

The Company is party to a Second Amended and Restated Employment Agreement with Ms. Nicholas for the position of CEO of the Company. Ms. Nicholas’s employment agreement provides for an initial term ending on November 19, 2024, subject to automatic one-year extensions unless either the Company or Ms. Nicholas provides written notice of intent not to renew at least 90 days prior to the expiration of the then applicable term. She is entitled to a base salary of $350,000 per year, subject to increase at the discretion of the Company. Ms. Nicholas is also eligible to receive an annual target bonus of 75% of the base salary, with the annual bonus range from 0% to a maximum of 150% of the base salary, with each bonus to be determined based upon achievements of performance goals established by the compensation committee of our Board. For 2022, Ms. Nicholas was guaranteed a minimum bonus of $250,000, which became payable as of March 15, 2023. Ms. Nicholas is also entitled to customary benefits, including health insurance, and other fringe benefits and expense reimbursements, and may be granted equity grants under the terms of the Plans.

Ms. Nicholas’s employment agreement, together with the appended proprietary rights agreement, subjects Ms. Nicholas to the following restrictive covenants: (i) non-solicitation of employees, vendors, customers and clients of the Company during employment and for two years thereafter; (ii) non-competition during employment and for a period of one year thereafter; and (iii) perpetual non-disclosure of confidential information.

Ms. Nicholas’s employment agreement also provides for severance upon certain terminations of employment, as described below under “Potential Payments upon Termination or Change in Control.”

Mike Minnich

Mr. Minnich serves as the Company’s President and Chief Investment Officer. His employment agreement provides for an initial term ending as of November 16, 2023, subject to automatic one-year extensions unless either the Company or Mr. Minnich provides written notice of intent not to renew at least 90 days prior to the expiration of the then applicable term. Mr. Minnich’s base salary is $300,000 per year and he is also eligible to receive an annual target bonus of 75% of the base salary, with the annual bonus range from 0% to a maximum of 150% of the base salary, with each bonus to be determined based upon achievements of performance goals established by the Compensation Committee of our Board. Mr. Minnich is also entitled to customary benefits, including health insurance, and other fringe benefits and expense reimbursements, and may be granted equity grants under the terms of the Plans.

Mr. Minnich’s employment agreement, together with the appended proprietary rights agreement, subjects Mr. Minnich to the following restrictive covenants: (i) non-solicitation of employees, vendors, customers and clients of the Company during employment and for two years thereafter; (ii) non-competition during employment and for a period of one year thereafter; and (iii) perpetual non-disclosure of confidential information.

Mr. Minnich’s employment agreement also provides for severance upon certain terminations of employment, as described below under “Potential Payments upon Termination or Change in Control.”

Elliot Sperber

Mr. Sperber serves as the Company’s Deputy Chief Investment Officer, 1505 Capital LLC. His employment arrangement provides for an annual base salary, as of August 1, 2022 of $300,000, and a guaranteed cash bonus payment for 2022 of $200,000. In addition, on August 10, 2022, Mr. Sperber received a stock option grant in respect of 20,000 shares, vesting in equal installments on the second and fourth anniversaries of the date of grant.

Mr. Sperber’s employment arrangements also provide for severance upon certain terminations of employment, as described below under “Potential Payments upon Termination or Change in Control.”

Eoin Elliffe

Mr. Elliffe serves as the Company’s Chief Risk Officer. His employment agreement provides for an initial term ending as of July 26, 2024, subject to automatic one-year extensions unless either the Company or Mr. Elliffe provides written notice of intent not to renew at least 90 days prior to the expiration of the then applicable term. Mr. Elliffe’s base salary is $265,000 per year and he is also eligible to receive an annual target bonus of 50% of the base salary, with the annual bonus range from 0% to a maximum of 100% of the base salary, with each bonus to be determined based upon achievements of performance goals established by the compensation committee of our Board. Mr. Elliffe is also entitled to customary benefits, including health insurance, and other fringe benefits and expense reimbursements, and may be granted equity awards under the terms of the Plans.

Mr. Elliffe’s employment agreement, together with the appended proprietary rights agreement, subjects Mr. Elliffe to the following restrictive covenants: (i) non-solicitation of employees, vendors, customers and clients of the Company during employment and for two years thereafter; (ii) non-competition during employment and for a period of (a) nine months, if termination occurs prior to July 26, 2023, or (b) twelve months, if termination occurs on or after July 26, 2023; and (iii) perpetual non-disclosure of confidential information.

Mr. Elliffe’s employment agreement also provides for severance upon certain terminations of employment, as described below under “Potential Payments upon Termination or Change in Control.”

Thomas Bumbolow

Mr. Bumbolow serves as the Company’s Managing Director of Business Development. His employment arrangement provides for an annual base salary, as of August 1, 2022, of $280,000, and a guaranteed cash bonus payment for 2022 of $175,000. Mr. Bumbolow was also entitled to additional bonus payments in respect of 2022 if certain premium thresholds were met as of December 31, 2022. In addition, on August 10, 2022, Mr. Bumbolow received a stock option grant in respect of 15,000 shares, vesting in equal installments on the second and fourth anniversaries of the date of grant.

Mr. Bumbolow’s employment arrangements also provide for severance upon certain terminations of employment, as described below under “Potential Payments upon Termination or Change in Control.”

Potential Payments upon Termination or Change in Control

Pursuant to the terms of their individual agreements and arrangements, as applicable, each of Ms. Nicholas and Messrs. Minnich, Elliffe, Sperber, and Bumbolow is entitled to receive certain payments in connection with certain termination events.

If Ms. Nicholas’s, Mr. Minnich’s, or Mr. Elliffe’s employment terminates upon their death, disability or by the Company for good cause (as defined therein), they will be entitled to only their earned but unpaid base salary and target bonus through the date of termination. If Ms. Nicholas’s, Mr. Minnich’s, or Mr. Elliffe’s employment terminates as a result of their resignation without good reason (as defined therein) or retirement, they will be entitled to continued payment of their base salary for a period equal to their non-compete period, as well as any earned but unpaid target bonus for the prior calendar year, subject to certain restrictions and subject to (i) signing and not revoking a release of claims in favor of the Company and (ii) continued compliance with their non-compete clause during such period.

In addition, if the Company terminates Ms. Nicholas’s, Mr. Minnich’s, or Mr. Elliffe’s employment for any reason other than death, disability, or for good cause, or if Ms. Nicholas, Mr. Minnich, or Mr. Elliffe resigns with good reason (as defined in their respective employment agreement), and provided they sign and do not revoke a release of claims in favor of the Company, then Ms. Nicholas, Mr. Minnich, or Mr. Elliffe, as applicable, is entitled to the following:

(A) if such termination occurs in connection with or within the 12 month period following the effective date of a change in control event (defined therein), (a) a lump sum payment in an amount equal to two times the sum of their base salary and target bonus relating to the calendar year of termination; (b) full vesting of all equity awards granted to them (with all performance vesting awards being deemed achieved at target); and (c) subject to their timely election of continuation coverage under COBRA, a lump sum amount equal to the total monthly premiums that would be necessary to continue participation by Ms. Nicholas, Mr. Minnich, or Mr. Elliffe, as applicable, and their eligible dependents in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) for a period of 18 months following the date of termination; or

(B) if such termination occurs at any other time, (a) continued payment of an amount equal to their base salary and target bonus over a period equal to their non-compete period; (b) either (i) for Ms. Nicholas, continued vesting for the twelve-month period of all equity awards granted to her (with all performance vesting awards being deemed achieved at target), (ii) for Mr. Minnich, full vesting of all equity awards granted to him as of his release date (with all performance vesting awards being deemed achieved at target), or (iii) for Mr. Elliffe, accelerated vesting of all equity awards granted to him at the Board’s discretion; and (c) subject to their timely election of continuation coverage under COBRA, reimbursement of the monthly premiums that would be necessary to continue participation by Ms. Nicholas, Mr. Minnich, or Mr. Elliffe, as applicable, and their eligible dependents in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) for a period equal to their non-compete period (or, for Mr. Minnich, 18 months) following the date of termination.

Messrs. Bumbolow and Sperber are each entitled to a severance package in connection with a qualifying termination that occurs in connection with or within 12 months of a change in control event, and provided they sign and do not revoke a release of claims in favor of the Company, equal to the following: (a) a lump sum amount equal to the sum of their annual base salary and target bonus; (b) full vesting of all of their equity awards (with all performance vesting awards being deemed achieved at target); and (c) subject to their timely election of continuation coverage under COBRA, reimbursement of the monthly premiums that would be necessary to continue participation by each of Messrs. Bumbolow and Sperber, as applicable, and their eligible dependents in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) for a period of 12 months following the date of termination.

Director Compensation

As approved, per the recommendation of the Compensation Committee, by the Board during its meeting on March 11, 2021 (and remained in effect during fiscal 2022):

Each non-employee member of the Board shall receive:

•	An annual retainer of $30,000;

•	An annual retainer for the Independent Board Chair of $30,000;

•	Committee fees including,

o	for every committee other than the Audit Committee, each member (other than the Chair) shall receive an additional $2,000 per annum and the Chair shall instead receive an additional $4,000 per annum;

o	for the Audit Committee, each member (other than the Chair) shall receive an additional $3,000 per annum and the Chair shall instead receive an additional $6,000 per annum;

o	as determined by the Board (and generally paid per meeting) for service on special or ad hoc committees;

•	$30,000 restricted stock units or equivalent equity ownership, with up to one-year cliff vesting; and

•	A stock ownership guideline of three times the annual cash retainer (i.e., $90,000), with a 100% retention requirement until this threshold is met.

The fees set forth above initially result in total annual compensation of $60,000 per non-employee member of the Board, before taking into account any committee (or committee Chair) fees. The Directors’ fees provide compensation to our Directors for their service on the Company’s Board as well as their service on the board of directors of American Life, a regulated insurance company and wholly owned subsidiary of the Company.

The following table sets forth the compensation paid or accrued by us to our Directors, other than Directors who are also named executive officers, for 2022.

(In thousands, except option awards)
Name	Fees Earned or Paid in Cash	Restricted Stock Unit Awards (1)	Total
John Hompe	$102,500	$30,000	$132,500

Firman Leung	44,500	30,000	74,500

Jack Theeler (2)	11,000	0	11,000

Douglas Bratton	30,000	30,000 (3)	60,000

Nancy Callahan	37,000	30,000	67,000

Diane Davis	39,500	30,000	69,500

Kevin Sheehan	32,000	30,000	62,000

Yadin Rozov	40,500	30,000	70,500

1)	Each outside Director received a restricted stock unit award of 2,674 shares of our voting common stock on June 14, 2022. The restricted stock units vest on the earlier of the first anniversary of their date of grant or the next date of the annual meeting of stockholders, subject to the terms of the restricted stock unit agreement and the 2019 Long-Term Incentive Plan. Each restricted stock unit represents the contingent right to receive one share of our voting common stock upon vesting. The amounts reported represent the grant date fair value of the RSU grants and were computed in accordance with FASB ASC Topic 718, as discussed in Note 12 to our Consolidated Financial Statements included in the Company’s 2022 Annual Report on Form 10-K.

2)	Mr. Theeler retired and did not stand for reelection in 2022. He was named Director Emeritus for one year and was paid $10,000 for the service.

3)	Mr. Bratton resigned from the Board pursuant to the September 16, 2022 Letter of Understanding, causing his restricted stock units to expire unvested.

Pay versus Performance

In 2022 the SEC began to require the disclosure of designated pay versus performance measures for the principal executive officer (“PEO”) and certain other named officers. As a qualifying Smaller Reporting Company, Midwest is subject to scaled disclosure requirements.

The new pay versus performance disclosures include:

•	compensation paid to officers during the fiscal year;

•	average compensation paid to non-PEO executives;

•	the Total Shareholder Return (“TSR”) which is the extrapolated value of an initial $100 investment in the company’s stock during the first year disclosed; and

•	net income of the company

PAY VERSUS PERFORMANCE

	Summary Compensation Table Total for PEOs (3) ($)			Compensation Actually Paid to PEOs (3) ($)			Non-PEO NEOs		Value of initial fixed $100 investment based on:
Year	Georgette Nicholas	Mike Minnich	A. Michael Salem	Georgette Nicholas	Mike Minnich	A. Michael Salem	Average Summary Compensation Table Total for non-PEOs ($)	Average Compensation Actually Paid to non-PEOs ($)	Total shareholder return (4) ($)	Net income (4) ($)
2022 (1)	856,533	–	–	856,533	–	–	555,393	555,393	23.11	7,139,034
2021 (2)	435,511	561,000	521,000	435,511	561,000	521,000	390,927	390,927	31.56	(16,635,806)

1)	In 2022 Georgette Nicholas served as our only PEO. Our remaining non-PEO named executive officers were Mike Minnich, Elliot Sperber, Eoin Elliffe, and Thomas Bumbolow.

2)	From January 1, 2021, through November 21, 2021, the Company was overseen by co-CEOs Mike Minnich and A. Michael Salem. On November 22, 2021, Georgette Nicholas was appointed CEO, Mike Minnich was appointed President and Chief Investment Officer, and A. Michael Salem resigned from Midwest Holding. Per the guidelines released by the SEC, the table above shows the amounts to be reported for all three individuals acting as PEO during the year ending December 31, 2021. Our remaining non-PEO named executive officers were Eric del Monaco, Todd Boeve, and Debra Havranek.

3)	Summary Compensation paid to the PEO includes base wages, bonuses awarded, amounts paid by the Company for retirement plans, and the fair value as of the grant date, of stock options granted. No subsequent adjustments were made to the valuation of the stock options resulting in no difference between the columns labeled “Summary Compensation” and “Compensation Actually Paid.”

4)	The SEC requires a measurement of return to shareholders based on an investment during the first year of reported results, reporting the subsequent value of that initial investment for the subsequent years. An investment of $100 on December 31, 2020, would have a value of $31.56 on December 31, 2021, and $23.11 on December 31, 2022. Values are based on the average of the open, high, low, and close price of the Company’s stock on December 31st, or the last business day of the year for which prices are reported. We view Compensation Actually Paid (“CAP”) as a means to enable our executives to focus on the key elements of the business that we believe will ultimately lead to increased total shareholder return (although Midwest is still in the early stages of implementing the business plan devised by current management and this result has not yet been achieved). The impact of CAP has been seen recently in the form of increased net income.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets forth certain information as of April 12, 2023 regarding the beneficial ownership of our voting common stock by (i) each named executive officer, Director and Director nominee, and (ii) all of our executive officers and Directors as a group, and (iii) each person who is known to us to be the beneficial owner of more than 5% of our outstanding voting common stock.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock that are issuable upon the exercise of stock options that are either immediately exercisable or exercisable within 60 days of April 12, 2023, in each case with any shares of common stock issuable upon the exercise of such stock options being deemed to be outstanding and beneficially owned by the person holding such options that are either immediately exercisable or exercisable within 60 days of April 12, 2023. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The number of shares beneficially owned is calculated using 3,727,976 shares outstanding as of April 12, 2023. Unless otherwise indicated, the address of each beneficial owner is c/o Midwest Holding Inc., 2900 South 70th Street, Suite 400, Lincoln, Nebraska 68506.

	Voting Common Stock
Name	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Beneficial Owners of More than Five Percent:
Crestline Assurance Holdings LLC (1)	445,171	11.9%

Knott Partners L.P. (2)	390,241	10.5%

A. Michael Salem (3)	277,723	7.4%

Named Executive Officers and Directors:
Georgette Nicholas (4)	10,427	*

Mike Minnich (5)	529,170	14.2%

Eoin Elliffe (6)	-	*

Dan Maloney (7)	-	*

Elliot Sperber (8)	1,350	*

Thomas Bumbolow (9)	-	*

John Hompe (10)	3,534	*

Firman Leung (10)	3,434	*

Nancy Callahan (10)	3,401	*

Diane Davis (10)	3,401	*

Yadin Rozov (10)	22,661	*

Kevin Sheehan (10)	43,563	1.1%

Named Executive Officers and Directors as a Group
(12 persons):	620,941	16.7%

* Represents beneficial ownership of less than 1%.

1)	The following information was obtained from a Schedule 13D filed by Douglas Bratton, Crestline Investors, Inc., Crestline Management, L.P. and Crestline Assurance Holdings LLC with the SEC on May 4, 2020. These securities are held directly by Crestline Assurance Holdings LLC (“Crestline”). The Manager of Crestline is Douglas Bratton and the sole member of Crestline is Crestline Management, L.P. (“Crestline Management”). Crestline Investors, Inc. (“Crestline Investors”) is the general partner of Crestline Management. Douglas Bratton is the sole director of Crestline Investors. Mr. Bratton has voting and investment power over all securities held by Crestline, except for, with respect to voting power, the 74,425 shares of voting common stock covered by the proxy granted to Vespoint LLC pursuant to the Stockholders Agreement described under “Certain Relationships and Related Transactions” below. Crestline Management, Crestline Investors and Mr. Bratton may each be deemed to beneficially own the securities held by Crestline. Therefore, Crestline, Crestline Management, Crestline Investors and Mr. Bratton share the power to (i) vote and direct the vote of 370,746 shares of our voting common stock beneficially owned by Crestline and (ii) dispose of and direct the disposition of the 445,171 shares of voting common stock beneficially owned by Crestline. Mr. Bratton resigned as a Director pursuant to the September 16, 2022 Letter of Understanding. The address of Crestline is 201 Main Street, Suite 1900, Fort Worth, Texas 76102.

2)	As reported on the Form 4 filed with the Securities and Exchange Commission on September 26, 2022. The address of the beneficial owner is 485 Underhill Boulevard, Suite 205, Syosset, New York 11791.

3)	Consists of 203,298 shares of voting common stock indirectly owned through AMS Advisors LLC, an entity which Mr. Salem controls and owns, as well as 74,425 shares pursuant to a shared proxy with respect to shares held by Douglas Bratton / Crestline (see footnote 1 above). The address for Mr. Salem and AMS Advisors LLC is 1075 Old Post Road, Bedford, New York 10507.

4)	Ms. Nicholas has stock options granted of 73,000. 10,427 have vested but none have been exercised as of April 12, 2023.

5)	Consists of (i) 11,669 shares of voting common stock directly owned by Mr. Minnich, (ii) 413,176 shares of voting common stock indirectly owned by Rendezvous Capital LLC, an entity controlled by Mr. Minnich and owned by Mr. Minnich and his spouse, (iii) 29,900 shares of voting common stock underlying outstanding and vested but unexercised stock options exercisable at $41.25 per share, and (iv) 74,425 shares pursuant to a shared proxy with respect to shares held by Douglas Bratton / Crestline (see footnote 1 above), but does not include 44,851 shares underlying outstanding but unvested stock options. Mr. Minnich’s address is 19 Brookridge Dr., Greenwich, CT 06830.

6)	Mr. Elliffe has stock options granted of 20,000. None have vested or been exercised as of April 12, 2023.

7)	Mr. Maloney has stock options granted of 10,000. None have vested or been exercised as of April 12, 2023.

8)	Mr. Sperber has stock options granted of 37,700 including 1,350 shares of voting common stock underlying outstanding and vested but unexercised stock options and 36,350 unvested and unexercised as of April 12, 2023.

9)	Mr. Bumbolow has stock options granted of 32,000. None have vested or been exercised as of April 12, 2023.

10)	Includes 2,674 shares underlying outstanding restricted stock units that are scheduled to vest as of the date of the 2023 Annual Meeting.

Securities Authorized for Issuance under Equity Compensation Plans

The table below sets forth certain information regarding options and restricted stock awards granted to our employees, including officers, under our stock incentive plans for 2022.

	Weighted Average Exercise Price Per Share	Range of Option Exercise Prices per Share	Total Outstanding	Outstanding, Non-vested	Vested and Exercisable
December 31, 2021	$40.74	$16.37 - $55.02	399,053	298,180	100,873
Granted	14.92	$11.20 - $21.16	117,367	117,367	-
Vested	36.53	$16.37 - $41.25	-	(45,777)	45,777
Exercised	-	-	-	-	-
Forfeited	37.44	$15.57 - $55.02	(110,653)	(98,253)	(12,400)
Expired	40.38	$25.00 - $41.25	(86,646)	-	(86,646)
December 31, 2022	$36.53	$11.20 - $55.02	319,121	271,517	47,604

	Total Outstanding Units		Vested Units
	Units	Weighted Average Grand Date Fair Value	Units	Weighted Average Grant Date Fair Value

December 31, 2021	19,037	$47.62	-	$-
Granted	18,718	11.22	-	-
Vested	(1,163)	50.00	1,163	50.00
Forfeited	(10,810)	40.41	-	-
Released	(9,738)	45.35	-	-
December 31, 2022	17,207	$13.84	1,163	$50.00

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Crestline

On April 24, 2020, we entered into a Securities Purchase Agreement (the “Crestline Agreement”) with Xenith, Vespoint and Crestline. Pursuant to the Crestline Agreement, Crestline purchased 444,444 shares of our voting common stock, at a purchase price of $22.50 per share for $10.0 million. In connection with the Crestline Agreement, on April 24, 2020, we entered into the Stockholders Agreement with Xenith, Vespoint, Mike Minnich, A. Michael Salem and Crestline.

We also entered into a customary director’s indemnification agreement with Douglas Bratton, a principal of Crestline, who, in connection with the execution of the Stockholders Agreement, was appointed as a member of both our Board and the board of directors of our life insurance subsidiary, American Life.

Among other things, the Stockholders Agreement provides:

Constituency and election to our Board. As long as Crestline and its affiliates own at least 10% of our outstanding voting common stock, Vespoint, Mr. Minnich and his affiliates (the “Vespoint Stockholders”) have agreed to vote their Company shares for one Crestline representative on our Board and, subject to reasonable committee member suitability standards and applicable regulatory qualification requirements, any committee thereof, and an additional Crestline representative with board observer rights. We also initially appointed one Crestline designated member and a Crestline selected observer to the board of directors of American Life. Crestline agreed, so long as it and its affiliates own at least 10% of our outstanding voting common stock, to vote its shares for the election of Mr. Minnich to our Board as long as he separately owns at least 3% of the outstanding shares of our voting common stock and is an executive officer of the Company.

Proxy. Crestline currently beneficially owns 445,171 shares of our voting common stock (the “Crestline Owned Shares”), which represent approximately 11.9% of our outstanding shares of voting common stock. However, Crestline has only full investment and voting authority with respect to the proportion of the Crestline Owned Shares which represent 9.9% of our outstanding voting common stock (the “Voting Threshold”). While Crestline currently holds the Crestline Owned Shares above the Voting Threshold as an economic investment, all voting authority with respect to such shares has been delegated to Vespoint under a voting proxy (the “Proxy”) granted to such entity pursuant to the Stockholders Agreement. As of December 31, 2022, 74,425 Crestline Owned Shares are subject to the Proxy.

This proxy will automatically terminate upon (a) receipt of Form A approval from the Nebraska Department of Insurance permitting Crestline to exercise full investment and voting authority with respect to all Crestline Owned Shares above the Voting Threshold or (b) the sale or transfer of Crestline Owned Shares by Crestline to a third party, but any such termination will be only with respect to the Crestline Owned Shares.

Preemptive and First Rights of Refusal. For a period of three years following the date of the Stockholders Agreement, (i) the Company granted Crestline a pro rata preemptive right to purchase equity securities the Company may issue, (ii) Crestline granted us a right of first refusal to purchase our voting common stock owned by Crestline (including shares it may subsequently acquire) that it may offer to sell, and (iii) the Vespoint Stockholders granted Crestline a right of first refusal to purchase their shares of voting common stock they currently own or subsequently acquire that they may offer to sell.

Co-Sale Rights. For the earlier of (i) ten years following April 24, 2020 or (ii) the date on which Crestline and its affiliates own less than 5% of the outstanding shares of voting common stock of the Company, the Vespoint Stockholders granted Crestline a right of co-sale with respect to the Company shares they currently own or subsequently acquire. Pursuant to the provision, if a Vespoint Stockholder desires to transfer or sell shares to a third-party and to the extent such shares have not been purchased by Crestline pursuant to the right of first refusal described above but subject to the conditions indicated below, then Crestline has the right, on a pro rata basis, to participate in the transfer or sale on the same terms and conditions as being offered to a Vespoint Stockholder. However, Crestline may only exercise its co-sale right if (i) the amount of shares to be transferred or sold by the Vespoint Stockholder is equal to or exceeds, together with all sales of our shares sold by such stockholder within the preceding three months of the date of such proposed transfer, 1% of the total outstanding shares of our voting common stock (to be increased to 3% of the total outstanding voting common stock in the event that we consummated a firm commitment underwritten public offering of our common stock which netted at least $15 million of proceeds to us, which occurred) and (ii) our voting common stock is listed for trading on the NYSE or the Nasdaq Capital Market. Completion of the December 2020 offering triggered the increase from 1% to 3%.

Registration Rights. We granted customary demand and piggyback registration rights to Crestline and the Vespoint Stockholders to register future public sales of their voting common stock subject to certain terms and conditions.

Master Agreement. On July 27, 2020, American Life entered into a reinsurance agreement (the “Reinsurance Agreement”) with Seneca Incorporated Cell, LLC 2020-02 (“SRC2”), a protected cell of Seneca Reinsurance Company, LLC (“Seneca Re”) that was capitalized by Crestline.

The Reinsurance Agreement, which was effective as of April 24, 2020, was entered into pursuant to a three-year Master Letter Agreement (the “Master Agreement”) dated and effective as of April 24, 2020, by and among American Life, Seneca Re and Crestline. The purpose of the Reinsurance Agreement was to support American Life’s new business production by providing reinsurance capacity for American Life to write MYGA and FIA products. Concurrently with the Reinsurance Agreement:

•	American Life and SRC2 each entered into investment management agreements with Crestline, pursuant to which Crestline manages the assets that support the reinsured business; and
•	American Life and SRC2 entered into a trust agreement whereby SRC2 maintains for American Life’s benefit a trust account that supports the reinsured business.

In addition, on April 24, 2020, American Life entered into a three-year master letter agreement and related reinsurance, trust, and asset management agreement with Seneca Re and a Crestline affiliate regarding the flow of annuity reinsurance and related asset management, whereby Crestline agreed to provide reinsurance funding for a quota share percentage of 25% of the liabilities of American Life arising from its MYGA products and a quota share percentage of 40% of the liabilities of American Life arising from its FIA products. The Crestline affiliate contributed $40.0 million of assets to capitalize SRC2, now known as Crestline Re SP1 (“Crestline SP1”). Through December 31, 2022, American Life had ceded $440.9 million face amount of annuities to Crestline SP1. American Life received total ceding commissions of $2.6 million and expense reimbursements of $8.8 million in connection with these transactions for the year ended December 31, 2022. Effective December 8, 2020, American Life entered into a novation agreement with SRC2 and Crestline Re SPC, an exempted segregated portfolio company incorporated under the laws of the Cayman Islands, for and on behalf of Crestline SP1, a segregated portfolio company of Crestline Re SPC, under which the above-described reinsurance, trust, and related asset management agreements were novated and replaced with substantially similar agreements entered into by American Life and Crestline SP1.

On September 16, 2022, Midwest Holding and Crestline executed a Letter of Understanding relating to the Stockholders Agreement. The Company and Crestline agreed that Mr. Bratton would resign from the Boards of Directors of the Company and ALSC. Notwithstanding the foregoing, the parties agreed that Mr. Bratton’s resignation and Crestline’s decision to no longer appoint a director does not constitute a permanent waiver of Crestline’s rights under the Agreement to appoint a Crestline Designated Director. The Company and Crestline agreed that the foregoing described agreement will remain in place until the earlier to occur of the date (i) the parties reach written agreement otherwise, (ii) that Crestline is no longer an affiliate of a life insurance entity it recently acquired and (iii) on which Crestline no longer has the right to elect or appoint a member and Observer to the Board.

AMS Advisors

On April 8, 2022, we entered into a Cooperation Agreement (the “Cooperation Agreement”) with AMS Advisors LLC and A. Michael Salem (collectively the “AMS Group”) pursuant to which the Company agreed to nominate Kevin Sheehan (the “Independent Nominee”) to its Board as part of the Company’s slate of nominees (collectively, the “2022 Slate”) for election to the Board at the 2022 annual meeting of stockholders (the “2022 Annual Meeting”) for a three-year term. Under the terms of the Cooperation Agreement, the AMS Group and its Managing Member, Mr. Salem, agreed that they would not enter into any agreement with, or compensate, the Independent Nominee with respect to his role or service as a Director. In addition, the AMS Group confirmed that Mr. Sheehan was not associated with the AMS Group.

Also, under the terms of the Cooperation Agreement, in the event the Independent Nominee for any reason failed to serve or was not serving as a Director (subject to exceptions set forth in the Cooperation Agreement, including as a result of such Director not being nominated by the Company to stand for election at an annual meeting of stockholders subsequent to the 2022 Annual Meeting, following which the AMS Group’s replacement rights shall terminate), then a new independent nominee that is mutually acceptable to the Board and the AMS Group would be added to the Board or as a nominee on the 2022 Slate, as applicable.

The Cooperation Agreement also included other customary voting, standstill, and non-disparagement provisions such as, among other things:

•	standstill restrictions relating to director nominations, shareholder proposals, proxy contests, other activist campaigns, unsolicited takeover bids, and related matters.

•	the AMS Group would vote all of its shares of the Company’s voting common stock (the “AMS Shares”) at the 2022 Annual Meeting in accordance with the Board’s recommendations, subject to certain exceptions.

•	the AMS Group would vote all of the AMS Shares at any annual or special meeting of stockholders subsequent to the 2022 Annual Meeting during the term of the Cooperation Agreement (a) for each director nominated by the Board for election at such annual or special meeting, (b) against any (i) stockholder proposal to increase the size of the Board (and in the case of a special meeting, against any proposal to remove directors) and (ii) nominees that are not nominated by the Board for election at such annual or special meeting, and (c) in favor of the ratification of the Company’s auditors. Notwithstanding the foregoing sentence, the AMS Group is not restricted from voting or abstaining from any other proposals at the 2023 Annual Meeting.

•	each party agreed not to make disparaging statements about the other party.

•	each party agreed not to initiate any lawsuit against the other party, subject to certain exceptions.

•	the Company would reimburse the AMS Group for its reasonable, documented out-of-pocket fees, including legal expenses, incurred in connection with the negotiation and entry into the Cooperation Agreement, in an amount up to $50,000.

The Cooperation Agreement, including the standstill restrictions on the AMS Group, will terminate upon the earlier of (a) the date of conclusion of the 2023 Annual Meeting and (b) December 31, 2023.

In connection with the Cooperation Agreement, the Company and AMS Group entered into a Confidentiality Agreement, the form of which was attached to the Cooperation Agreement.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS

General

In accordance with Section 14A of the Exchange Act, the Board provides stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers named in the Summary Compensation Table of this proxy statement. This non-binding advisory stockholder vote, commonly known as “Say-on-Pay,” gives you, as a stockholder, the opportunity to endorse or not endorse our executive pay program and policies. We do not believe a static, systematic pattern exists between executive compensation and performance. Our compensation philosophy is not structured to “motivate” managerial behaviors through incentive compensation. Rather, our primary objective is to acquire and retain people of integrity who take pride in delivering positive results without the distraction of bonus incentives. We believe our compensation structure is a model structure for our peers and alleviates the very concerns that “Say-on-Pay” is attempting to address. As such, our compensation structure is something you, as a stockholder, should approve.

Recent Actions

In 2022 our stockholders voted in favor of a non-binding, advisory proposal that the Company hold a “say-on-pay” vote annually, beginning in 2023.

Vote Required

Because your vote is advisory, it will not be binding upon the Company or the Board. However, the Board values stockholders’ opinions and will take into account the outcome of the vote when considering future executive pay. Accordingly, we are providing you the opportunity to cast a non-binding advisory vote on the compensation of the Company’s named executive officers contained in this proxy statement, through the following resolution:

RESOLVED, that the stockholders of Midwest Holding Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ABOVE ADVISORY RESOLUTION APPROVING THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has concluded that the retention of Mazars USA LLP (“Mazars”) is in the best interests of Midwest and its stockholders and has appointed Mazars as Midwest’s independent registered public accounting firm for the year ending December 31, 2023. Mazars was appointed as Midwest’s external auditor in 2019. The Audit Committee evaluates the independent registered public accountant’s qualifications, performance, audit plan, and independence each year. In addition to assuring the regular rotation of the lead audit partner every five years as required by SEC rules, one or more members of the Audit Committee will also meet with candidates for the lead audit partner and the Audit Committee will discuss the appointment before rotation occurs. Representatives of Mazars are expected to participate in the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

We are asking our stockholders to ratify the selection of Mazars as our independent registered public accounting firm for the year ending December 31, 2023. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Mazars to our stockholders for ratification as a matter of good corporate practice.

In the event stockholders do not ratify the appointment, it will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Midwest and our stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES

The principal independent registered public accounting firm retained by Midwest during the years ended December 31, 2022 and 2021 was Mazars. Midwest has signed engagement letters with Mazars outlining the expenses for both the audit work and the tax preparation which were approved by Midwest’s Board and the Audit Committee.

The Audit Committee pre-approves all audit and non-audit services provided by Mazars. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual case-by-case basis. All of the services described below were approved by our Audit Committee.

The aggregate fees billed by Mazars to Midwest for the years ended December 31, 2022, and 2021, were as follows:

	Fiscal 2022	Fiscal 2021
Audit Fees (1)	$577,039	$495,230
Audit-Related Fees (2)	-	-
Tax Fees (3)	-	72,235
All Other Fees (4)	-	-
	$577,039	$567,465

1)	Represents the aggregate fees billed and expenses for professional services rendered by Mazars for the audit of our annual financial statements and review of interim financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by an independent registered public accounting firm in connection with statutory or regulatory filings or engagements for those fiscal years.

2)	Represents the aggregate fees billed for assurance and related services by Mazars that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "audit fees."

3)	Represents the aggregate fees billed for professional services provided by Mazars for tax compliance, tax advice and tax planning.

4)	Represents fees for professional services not included in the categories above.

STOCKHOLDER PROPOSALS

Under SEC Rule 14a-8, if a stockholder wishes to submit a proposal to be considered for inclusion in our proxy statement for our 2024 annual meeting of stockholders, the proposal must be received by us at our principal executive offices at 2900 South 70th Street, Suite 400, Lincoln, Nebraska 68506, Attention: Acting Corporate Secretary by December 26, 2023, unless the date of our 2024 annual meeting of stockholders is more than 30 days from the anniversary date of our Annual Meeting, in which case the deadline is a reasonable time before we print and mail our proxy materials for the 2024 annual meeting of stockholders. The proposals must comply with all of the requirements of Exchange Act Rule 14a-8. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In addition, pursuant to our Bylaws, a stockholder who intends to nominate a candidate for election to the Board or to propose other business for consideration at the 2024 annual meeting of stockholders must deliver to the Company notice and certain information concerning themselves and their shareholder proposal or Director nomination not less than 45 days nor more than 75 days prior to the anniversary date of the date on which the Company first mailed its proxy materials or notice of availability of proxy matters (whichever is earlier) for the preceding year’s annual meeting; provided, however, that, if the annual meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the date of the anniversary date of the preceding year’s annual meeting, notice must be delivered to us not later than the close of business on the later of the 120th day prior to the scheduled date of such annual meeting and not later than the latest of (i) the 90th day prior to such annual meeting, or (ii) the 10th day after public disclosure of the date of such annual meeting.

Accordingly, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 of the Exchange Act) must be received no earlier than February 9, 2024, and no later than March 10, 2024. Such notice should be addressed to: Midwest Holding Inc., Acting Corporate Secretary, at 2900 South 70th Street, Suite 400, Lincoln, Nebraska 68506.

For special meetings of the stockholders, the nomination or item of business must be received by the secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

These requirements are separate from and in addition to the SEC’s requirements described in the first paragraph of this section relating to including a proposal in our proxy statements.

COMMUNICATIONS WITH THE BOARD

Because of our relatively small size, to date we have not developed formal processes by which stockholders or other interested parties may communicate directly with members of our Board. Until formal procedures are developed and posted on our website, any communication to one or more members of our Board may be made by sending them in care of Acting Corporate Secretary, Midwest Holding Inc., 2900 South 70th Street, Suite 400, Lincoln, Nebraska 68506. Stockholders should clearly note on the mailing envelope that the letter is a “Stockholder-Board Communication.” All such communications will be forwarded to the intended recipients.

ADDITIONAL INFORMATION

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the Notice of the 2023 Annual Meeting along with this proxy statement and our shareholder letter are available at www.edocumentview.com/MDH. We will promptly provide to any stockholder, upon written request and without charge, a copy (without exhibits, unless otherwise requested) of our Annual Report on Form 10-K as filed with the SEC for the fiscal year ended December 31, 2022. Any such request should be directed to Midwest Holding Inc., Attn: Acting Corporate Secretary, 2900 South 70th Street, Suite 400, Lincoln, Nebraska 68506 or by calling (402) 489-8266.

The Company is subject to the requirements of the Exchange Act and files with the SEC annual, quarterly and current reports, proxy statements and other documents. You may review and obtain copies of each such document filed by the Company with the SEC at the SEC’s address or website described in the following paragraph. However, the annual, quarterly and current reports, proxy statements and other documents filed by the Company with the SEC are not incorporated by reference into this proxy statement.

Statements made in this proxy statement regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. The SEC maintains a website that contains reports, proxy and information statements and other documents that are filed with the SEC through the SEC’s EDGAR System. The website can be accessed at http://www.sec.gov.

Dated: April 20, 2023

By Order of the Board of Directors

/s/	Georgette Nicholas
Name:	Georgette Nicholas
Title:	Chief Executive Officer

01 - Georgette Nicholas 02 - Mike Minnich For Against Abstain For Against Abstain 1UPX Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03T2CD + + A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of directors. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 2023 Annual Meeting Proxy Card — Voting Common Stock 3. Ratification of appointment of Mazars USA LLP as our independent registered public accounting firm for the year ending December 31, 2023 2. Advisory vote on executive compensation of named executive officers For Against Abstain NOTE: We will transact such other business as may properly come before the meeting and any adjournments or postponements thereof. For Against Abstain 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 576913 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ Online Go to www.envisionreports.com/MDH or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/MDH Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by June 6, 2023 at 1:00 A.M., Eastern Time. Your vote matters – here’s how to vote!

Midwest Holding Inc. Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + Notice of 2023 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — June 6, 2023 Georgette Nicholas and Mike Minnich, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Midwest Holding Inc. to be held on June 6, 2023 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted in accordance with the directions of the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Director nominees stated herein and FOR Proposals 2 and 3. Please note that the proposal numbers stated on the reverse side correspond to the proposal numbers used in the proxy statement. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. (Items to be voted appear on reverse side)